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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

  This Employment Agreement (this "Agreement") is entered into effective as of March 2, 1998 (the "Effective Date") by and between Total Renal Care Holdings, Inc. (the "Company") and Stanley M. Lindenfeld, M.D. ("Executive").

  NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties hereto, intending to be legally bound hereby, agree as follows:

  Section 1. Employment and Duties. The Company shall employ Executive, and Executive accepts such employment, for the Term set forth in Section 3 hereof on the terms and conditions set forth in this Agreement. During the Term, Executive shall serve as Vice President, Quality Management and Chief Medical Officer of the Company and shall perform the duties of such office, as well as such other duties as may be assigned to Executive from time to time during the Term by the Chief Executive Officer of the Company or his designee. Executive shall devote Executive's best efforts and skills to the business and interests of the Company on a full-time basis. Executive shall not engage in any other business activity during the Term; provided, however, that Executive may manage personal investments and participate in charitable and civic affairs to the extent that such activities do not adversely affect the performance of Executive's responsibilities to the Company hereunder. Executive shall at all times observe and abide by the Company's policies and procedures as in effect from time to time.

  Section 2. Compensation. In consideration of the services to be performed by Executive hereunder, Executive shall receive:

  2.1 Base Salary. A salary at the rate of $250,016 per year (the "Base Salary"), effective as of the Effective Date. The Base Salary shall be payable in installments consistent with the Company's payroll schedule. The Base Salary shall be subject to adjustment annually by the Board for increases, if any, in the Consumer Price Index for the most proximate geographic area in which Executive is then employed (as published by the United States Department of Labor for the immediately preceding calendar year) and will be reviewed each year during the Company's annual salary review and the Company may, in its sole discretion, increase the Base Salary as a result of any such review.

  2.2 Benefits. Executive shall be provided employee benefits (including life, health, accident and disability insurance, stock options and an auto allowance) on the same basis as such benefits are generally made available to other senior executives of the Company. Executive will be entitled to four (4) weeks paid vacation for each twelve (12) month period following the Effective Date.

  2.3 Bonuses.

  (a) Executive shall be eligible to receive such bonuses as are approved by the Compensation Committee of the Board of Directors of the Company; provided that Executive shall be eligible to receive a bonus of up to 75% of the Base Salary each year pursuant to such bonus plans as may be approved by the Compensation Committee (the "Bonus"). Except as otherwise provided herein, up to 50% of the Bonus will be awarded in connection with the achievement of a Company earnings per share ("EPS") target (the "EPS Bonus") and the remainder of the Bonus shall be subject to the absolute discretion of the Committee based upon the Committee's subjective judgment.

  (b) Except as set forth below, the Company EPS target for determination of Executive's EPS Bonus shall be determined in the sole discretion of the Committee, provided that the EPS target used to determine Executive's EPS Bonus shall be identical to the EPS target used to determine the EPS Bonuses for the other executive officers of the Company. For the calendar year ending December 31, 1998, the EPS Bonus will

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represent 50% of the Bonus and Executive shall be entitled to receive (i) 50%
of the EPS Bonus if the Company's EPS for such year ("1998 EPS") equals or exceeds 125% of the Company's EPS for the calendar year ended December 31, 1997 ("1997 EPS"), (ii) 100% of the EPS Bonus if 1998 EPS equals or exceeds 150% of 1997 EPS, and (iii) a pro rated amount between 50% and 100% of the EPS Bonus if 1998 EPS is greater than 125% of 1997 EPS but less than 150% of 1997 EPS.

  (c) The Bonus for any year shall be paid within a reasonable period of time after the EPS for such year has been determined, but in no event later than 75 days after the last day of such year. Executive must be employed by the Company (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Executive is not employed by the Company (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Executive shall not be entitled to receive such Bonus; provided, however, that in the event Executive
(i) dies, (ii) is terminated by the Company by reason of Disability (as defined below), (iii) is terminated without Material Cause (as defined below) following a Change of Control (as defined below), or (iv) resigns following Constructive Discharge (as defined below) following a Change of Control, Executive shall be entitled to receive a pro rated Bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the Bonus for such year is paid) regardless of whether Executive is employed on the date such Bonus is paid. Any such prorated Bonus shall be paid at such time as bonuses for such year are otherwise paid.

  Section 3. Term.

  3.1 Commencement. The term (the "Term") of Executive's employment hereunder shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue thereafter until December 31, 1998; provided, however, that the Term shall automatically renew for additional periods of one (1) year each unless either party shall deliver written notice to the other of its intention not to renew the Term not later than ninety (90) days prior to the applicable renewal date.

  3.2 Termination for Material Cause. The Company may terminate Executive's employment for Material Cause (as defined below) upon at least thirty (30) days' advance written notice specifying in detail the cause for termination and the intended termination date. Prior to the effective date of any termination for Material Cause, Employee shall have been offered an opportunity to meet and confer in person with the Chairman of the Board and at least two (2) additional Board members regarding the grounds for such intended termination. Upon termination for Material Cause, Executive (i) shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) shall not be entitled to receive any other compensation, benefits or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

  3.3 Other Termination. If the Company terminates the employment of Executive for any reason other than Material Cause or Disability, or if Executive resigns following Constructive Discharge following a Change of Control, Executive shall
(i) be entitled to receive the Base Salary and benefits as set forth in Section
2.1 and Section 2.2, respectively, through the effective date of such termination, and, to the extent applicable, the bonus provided for in Section 2.3(c), (ii) be obligated to provide consulting services to the Company as provided in Section 4 and for which services Executive shall be entitled to receive, within two business days of the effective date of such termination, a lump sum amount equal to one (1) times Executive's then current Base Salary and
(iii) not be entitled to receive any other compensation, benefits or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

  3.4 Death. In the event of Executive's death, Executive's estate shall (i) be entitled to receive the Base Salary and benefits as set forth in Sections 2.1 and 2.2, respectively, through the effective date of Executive's death, (ii) be entitled to receive a pro rated bonus as set forth in Section 2.3 and (iii) not be entitled to receive any other compensation, benefits or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

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  3.5 Disability. Upon thirty (30) days' notice (which notice may be given prior to the completion of the periods described herein), the Company may terminate Executive's employment for Disability, provided that either (i) immediately upon the effective date of such termination, Executive shall be eligible to receive full disability benefits under the disability insurance, if any, provided to Executive by the Company, or (ii) the Company shall continue to pay the Base Salary to Executive until the first to occur of (A) full disability benefits are received or (B) one (1) year.

  3.6 Definitions. For the purposes of this Section 3, the following terms shall have the meanings indicated:

  (a) "Change of Control" shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company's Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 50% of the Company's assets are sold.

  (b) "Constructive Discharge" shall mean the occurrence of any of the following events after the date of a Change of Control without Employee's express written consent: (i) the scope of Employee's authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same corporate and reporting capacity (and standing in the same relationship to the ultimate parent entity, e.g., reporting to the chief executive officer of a subsidiary will not be deemed to constitute the same corporate and reporting capacity as reporting to the chief executive officer of the ultimate parent entity) or (C) of the same general nature as Employee's authority, duties and responsibilities with the Company immediately prior to such Change of Control; (ii) the failure by the Company to provide Employee office accommodations and assistance substantially equivalent to the accommodations and assistance provided to Employee immediately prior to such Change of Control; (iii) the principal office to which Employee is required to report is changed to a location which is more than twenty (20) miles from the principal office to which Employee is required to report immediately prior to such Change of Control; or (iv) a reduction by the Company in Employee's Base Salary, bonus arrangement or other material benefits as in effect on the date of such Change of Control or as the same may be increased thereafter.

  (c) "Disability" shall mean the inability, for a period of six (6) months to adequately perform Executive's regular duties due to a physical or mental illness, condition or disability.

  (d) "Material Cause" shall mean: (i) conviction of a felony involving moral turpitude relating to the business of the Company and which does, in fact, adversely and directly affect the business of the Company; (ii) the adjudication by a court of competent jurisdiction that Employee has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of the Company or his designee that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; or (iv) intentional breach by Employee of
Section 5.1 or Section 5.2 of this Agreement.

  3.7 Notice of Termination. Any purported termination of Executive's employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.5 hereof. A "Notice of Termination" shall mean a written notice that indicates the specific

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termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment.

  3.8 Rights and Obligations Upon Termination. The termination of Executive's employment shall not modify or affect the rights and obligations of the parties, if any, under Section 2.3(c), Section 3, Section 4, Section 5, Section 6 and Section 7.

  Section 4. Consulting Services. If Executive is entitled to receive a lump sum payment upon the termination of employment pursuant to Section 3.3 and receives such payment, acceptance of such payment shall be deemed to constitute an agreement by Executive to provide consulting services to the Company for a period of two years after the termination of employment (the "Consulting Period") on an "as needed" basis (which shall not exceed 120 hours per year). The consulting services to be provided during the Consulting Period will include advising the Company as to those matters which were within the scope of Executive's responsibilities while employed by the Company and such other consulting services as may be mutually agreed upon by the Company and Executive. The times and locations at which such consulting services will be provided will be mutually agreed upon by Executive and the Company. During the Consulting Period, Executive will not provide any similar consulting services in any manner, directly or indirectly, to any Person described in clause (i) or
(ii) of Section 5.2(a).

  Section 5. Information and Competition.

  5.1 (a) Executive acknowledges and agrees that: (i) in the course of Executive's employment or continued employment by the Company, it will or may be necessary for Executive to create, use or have access to (A) technical, business, or customer information, materials, or data relating to the Company's present or planned business which has not previously been released to the public with the Company's authorization, including, but not limited to, confidential information, materials or proprietary data belonging to the Company or relating to the Company's affairs (collectively, "Confidential Information") and (B) information and materials that concern the Company's business that come into Executive's possession by reason of employment with the Company (collectively, "Business Related Information"); (ii) all Confidential Information and Business Related Information are the property of the Company;
(iii) the use, misappropriation or disclosure of any Confidential Information or any Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to the Company; and (iv) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that all Confidential Information and Business Related Information be kept confidential and that Executive not disclose any Confidential Information or Business Related Information to others or use any Confidential Information or Business Related Information to Executive's own advantage or the advantage of others.

  (b) In recognition of the acknowledgments contained in Section 5.1(a) above, Executive agrees that, during the Term and thereafter until the Confidential Information and Business Related Information becomes publicly available (otherwise than through breach by Executive), Executive shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for the Company, its successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of the Company's organization at any time, either during employment with the Company or subsequent to the termination of employment with the Company for any reason, any Confidential Information or Business Related Information, whether or not developed by Executive, except as required in the performance of Executive's duties to the Company; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not to disclose or divulge, or allow to be disclosed or divulged by any person within Executive's control, to any person, firm or corporation, or use directly or indirectly, for Executive's own benefit or the benefit of others, any Confidential Information or Business Related Information.

  5.2 Competition.

  (a) Executive agrees that, during the Term and for a period of two (2) years from the date Executive's employment terminates for any reason, Executive shall not: (i) directly or indirectly, on Executive's behalf or

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as an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee or advisor of any individual, partnership or limited liability company, corporation, independent practice association or management services organization or other entity ("Person") that is in the business of, or directly or indirectly derives any economic benefit from, providing, arranging, offering, managing or subcontracting dialysis services or renal care services; or (ii) in any other capacity, own, manage, control, operate, invest or acquire an interest in or otherwise engage in or act for or on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity in the United States and those countries outside the United States in which the Company or any of its subsidiaries or affiliates had conducted any business during Executive's employment hereunder, where such activity is similar to or competitive with the activities carried on by the Company or any of its subsidiaries or affiliates. As used herein, the term "dialysis services" or "renal care services" includes, but shall not be limited to, all dialysis services and nephrology-related services provided by the Company at any time during the period, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, Method II dialysis supplies and services, and any other service or treatment for persons diagnosed as having end stage renal disease ("ESRD") or pre-end stage renal disease, as well as any dialysis services provided in an acute hospital. To the extent such regulation is changed or amended, the term "ESRD" shall have the same meaning as set forth in Title 42, Code of Federal Regulations 405.2101 et seq. or any successor thereto. Executive acknowledges that the nature of the Company's activities is such that competitive activities could be conducted effectively regardless of the geographic distance between the Company's place of business and the place of any competitive business. Notwithstanding anything herein to the contrary, such activity shall not include the ownership of 5% or less of the issued and outstanding stock of a public company.

  (b) Executive agrees that, during the Term and for a period of five (5) years from the date Executive's employment terminates for any reason, Executive shall not, directly or indirectly: (i) induce any patient or customer of the Company, either individually or collectively, to patronize any competing dialysis facility; (ii) request or advise any patient, customer or supplier of the Company to withdraw, curtail or cancel such person's business with the Company;
(iii) enter into any contract the purpose or result of which would benefit Executive if any patient or customer of the Company were to withdraw, curtail or cancel such person's business with the Company; (iv) solicit, induce or encourage any physician (or former physician) affiliated with the Company or induce or encourage any other person employed by or under contract with the Company to curtail or terminate such person's affiliation or employment or contractual relationship with the Company; (iv) disclose to any Person the names or physician addresses of any customer of the Company; or (vi) disparage the Company or any of its agents, employees or affiliate physicians in any fashion.

  5.3 Enforcement. In the event that any part of this Section 5 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity or subject established in accordance with this Section 5 shall be deemed to exceed the maximum area, period of restriction, activity or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity or subject shall, for the purpose of this Section 5, be reduced to the extent necessary to render them enforceable.

  5.4 Equitable Relief. Executive agrees that any violation by Executive of any covenant in this Section 5 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Executive agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Executive. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

  5.5 Documents. Upon the termination of Executive's employment with the Company for any reason, Executive shall promptly deliver to the Company all materials and documents belonging to or concerning the Company or relating to its affairs and, without limiting the foregoing, will promptly deliver to the Company

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any and all other documents or materials containing or constituting
Confidential Information or Business Related Information.

  Section 6. Change of Control.

  6.1 Vesting of Stock Options. This Agreement shall serve to memorialize the amendment approved by the Board of Directors of the Company on March 2, 1998 to any and all stock options held by Executive prior to such date (the "Options") to provide that (i) the Options may be exercised through the delivery of shares of Common Stock owned by Executive having a fair market value as of the date of such exercise equal to the cash exercise price of the Options being exercised, provided that such shares of Common Stock being so delivered have been owned by Executive for at least six (6) months prior to the date of such exercise, and
(ii) upon the consummation of any transaction which constitutes a Change of Control (as such term is defined above), the Options shall become fully vested and immediately exercisable without regard to their vesting provisions.

  6.2 Excess Parachute Payment. In the event that any payment or benefit received or to be received by Executive in connection with a Change of Control, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by the Company, any predecessor or successor to the Company or any corporation affiliated with the Company or which becomes so affiliated pursuant to the transactions resulting in a Change of Control, both within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively all such payments are hereinafter referred to as the "Total Payments") is deemed to be an "Excess Parachute Payment" (in whole or in part) to Executive as a result of Section 280G and/or 4999 of the Code, as in effect at such time, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to Executive by the Company hereunder, the Company shall, within thirty (30) days of the date on which any Excess Parachute Payment is made, pay to Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by (i) multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the "Excess Parachute Payment" received by Executive (determined without regard to any payments made to Executive pursuant to this Section 6.2) and (ii) dividing the product so obtained by the amount obtained by subtracting
(A) the aggregate local, state and Federal income tax rates (including the value of the loss of itemized deductions under Section 68 of the Internal Revenue Code) applicable to the receipt by Executive of the "Excess Parachute Payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from (B) the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by
Section 4999 of the Code. It is the Company's intention that Executive's net after-tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code. For purposes of implementing this
Section 6.2, (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account, and
(ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

  6.3 Expense Reimbursement. In the event that any person, other than Executive, asserts the invalidity of all or any part of this Agreement and Executive incurs legal fees or out-of-pocket expenses in connection with defending the validity of all or a portion of this Agreement, the Company shall reimburse Executive for all legal fees and out-of-pocket expenses Executive so incurs.

  Section 7. Miscellaneous.

  7.1 Mediation of Disputes Concerning Employment. In the event of any dispute concerning Executive's employment by the Company, whether or not relating to this Agreement, Executive and the Company shall first attempt to resolve such dispute through mediation as provided in this Section 7.1 before instituting any legal action or other proceedings with respect thereto; provided, however, that neither party shall be required to

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utilize such mediation procedures to the extent that equitable relief is being sought by a party in the good faith belief that an immediate remedy is required to avoid irreparable injury to such party. Except as otherwise provided in the proviso to the immediately preceding sentence, in the event that either party desires to institute litigation or other legal proceedings to resolve a dispute concerning Executive's employment by the Company, such party shall first give written notice to the other party setting forth in detail the nature of the dispute and the facts which such party believes supports such party's position in such dispute. The parties shall then promptly (and, in any event, within ten
(10) business days of the giving of notice of a dispute) engage the services of an impartial, experienced employment mediator (the "Mediator") under the auspices of JAMS/Endispute (or such other mediation service as the parties may mutually select) in Los Angeles County, California and shall promptly schedule a mediation session with the Mediator for a date which is not later than forty five (45) days after the date of the selection of the Mediator. The Mediator shall conduct a one-day mediation session, attended by both parties and their counsel, in an attempt to informally resolve the dispute. By oral or written agreement of both parties, follow-up or additional mediation sessions may be scheduled, but neither party shall be required to participate in more than one day of mediation. Neither party shall be required to submit briefs or position papers to the Mediator, but both parties shall have the right to do so, subject to such rules and procedures as the Mediator may establish in his or her sole discretion. Except as otherwise agreed by the parties, all written submissions to the Mediator shall remain confidential as between the submitting party and the Mediator. The mediation process shall be treated as a settlement negotiation and no evidence introduced in the mediation process may be used in any way by either party or any other person in connection with any subsequent litigation or other legal proceedings (except to the extent independently obtained through discovery in such litigation or proceedings) and the disclosure of any privileged information to the Mediator shall not operate as a waiver of privilege with respect to such information. Each party shall bear all of its own costs, attorneys' fees and expenses related to preparing for and attending any mediation conducted under this Agreement. The fees and expenses of the Mediator and the mediation service used, if any, shall be borne equally by the Company and Executive.

  7.2 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Executive and supersedes all prior agreements with respect thereto; provided, however, that except as set forth in Section 6.1, this Agreement shall not affect any stock option agreement or similar agreement relating to equity incentives between the Company and Executive. This Agreement may not be altered or amended except in writing executed by both parties hereto.

  7.3 Assignment; Benefit. This Agreement is personal and may not be assigned by Executive. This Agreement may be assigned by the Company and shall inure to the benefit of and be binding upon the successors and assigns of the Company.

  7.4 Applicable Law. This Agreement shall be governed by the laws of the State of California, without regard to the principles of conflicts of laws.

  7.5 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office and to Executive at Executive's principal residence as shown in the Company's personnel records, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

  7.6 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 2nd day of March, 1998.

TOTAL RENAL CARE HOLDINGS, INC.           EXECUTIVE

By: ____________________________________  _____________________________________
                                          Signature

Its: ___________________________________  _____________________________________
                                          Stanley M. Lindenfeld, M.D.

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